Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-226795 and 333-232593 on Form S-3 and Registration Statement No. 333-227722 on Form S-8 of our report dated February 27, 2019, relating to the combined financial statements of the Karnes County Business (the “Predecessor”) for the period from January 1, 2018 to July 30, 2018 appearing in this Annual Report on Form 10-K of Magnolia Oil & Gas Corporation for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 23, 2021